Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (“Agreement”), dated as of July 6, 2020, is entered into between ViewRay, Inc., a Delaware Corporation, together with its existing and future subsidiaries and controlled affiliates (“ViewRay”), and Shahriar Matin (“Executive”) and hereby modifies the severance and other related provisions of that certain Employment Agreement entered into between ViewRay and Executive dated July 22, 2018 (as amended December 20, 2018, the "Original Agreement").  Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meaning set forth in Annex A attached hereto.

         WHEREAS, ViewRay and Executive previously entered into the Original Agreement which, under certain defined circumstances, provided varying levels of severance payments and benefits in the event of Executive's separation of employment from ViewRay.

WHEREAS, as a result of the international COVID-19 pandemic and the circumstances related thereto, ViewRay must enact certain cost containment and preservation measures including, but not limited to, reducing executive level headcount.

WHEREAS, in order to implement such measures while also maintaining maximum organizational capability and preserving optionality in the event the international business environment recovers more rapidly than expected, ViewRay has designed a severance program that allows impacted executives to continue working during their severance period in exchange for enhanced severance payments and benefits.

WHEREAS, the executive severance program is hereafter referred to as the "Impacted Teammate Program".  One of the primary goals of the design and development of the Impacted Teammate Program is to provide each affected executive a severance opportunity that meets or exceeds that provided under their Original Agreement.

WHEREAS ViewRay and Executive intend the terms and conditions of this Agreement to govern all issues related to the Executive's employment and separation from the ViewRay; and

         NOW, THEREFORE, in consideration of the mutual promises made herein, ViewRay and Executive (collectively referred to as the "Parties") hereby agree as follows:

1.

Severance Payments and Other Benefits to Executive.  Pursuant to the terms of this Agreement, Executive is being provided with certain severance and other benefits to which the Executive would not otherwise be entitled. In consideration of the promises by Executive stated in this Agreement, which include but are not limited to the Executive agreeing to enter into certain restrictive covenants, a general release of claims after Executive’s effective termination date in the form attached hereto as Exhibit A (hereafter, the “Release”), and promise of confidentiality, ViewRay shall provide to Executive the payments and benefits set forth in paragraph 2 below (collectively the “Severance Package”).

2.

Impacted Teammate Program.  As set forth above, the Impacted Teammate Program is designed to provide Executive multiple options in terms of the severance payments and other benefits available to Executive as a result of Executive's selection and inclusion in the Impacted Teammate Program.  The terms and conditions of the available options are set forth below.

a.Decline Impacted Teammate Program.  In the event Executive elects to not participate in the Impacted Teammate Program and therefore not agree to the terms and conditions of this Agreement, Executive will remain subject to the Original Agreement and shall be entitled to receive the severance payments and other benefits provided thereunder, subject to Executive's full and continued compliance with the terms and conditions set forth thereunder.

b.Participation in Impacted Teammate Program.  In the event Executive elects to participate in the Impacted Teammate Program, the terms and conditions of the Program are set forth below.

i.Continued Employment at Regular Pay During Severance Period.  Executive will remain employed in Executive's current role for up to twelve (12) months following the date of full execution of this Agreement (hereafter, the "Severance Period").  Executive will be compensated at Executive's full 2020 base salary of $16,918.27 per regular bi-weekly pay period for work performed during the Severance Period.  After the first six (6) months of the Severance Period, ViewRay and Executive may mutually agree to a reduced (i.e., 75%) work schedule designed to allow Executive flexibility to engage in efforts to find alternative employment.  Any such agreed upon work schedule reduction will not result in any reduction in Executive's work-related compensation during the Severance Period.  All payments hereunder are subject to all applicable deductions and withholdings as required by federal, state, and local laws.

ii.Annual Incentive Plan.  In the event Executive remains employed in Executive's current role for the entire 2020 calendar year (through and including December 31, 2020), Executive will be eligible for his or her full Annual Incentive Plan ("AIP") or other such target bonus payout on the date such AIP or other such target bonus payments are made to other eligible ViewRay employees.  Notwithstanding anything to the contrary under this Agreement, in the event Executive resigns his or her employment during the Severance Period or is terminated without Cause, the provisions of Section 6.2 of his Original Agreement shall govern the payout of Executive’s bonus under this Agreement, in lieu of AIP. In the event Executive is eligible for both a target bonus and AIP, this section only entitles Executive to receive the greater of the two payout amounts.

iii.Accelerated Restricted Stock Unit Vesting.  In the event Executive remains employed in Executive's current role for the entire Severance Period (at either 100% or a reduced work schedule during the second six (6) months of the Severance Period, as set forth above), ViewRay agrees to vest all of Executive's then unvested Restricted Stock Units ("RSUs") pursuant to the authority granted under Sections 3.5 and 3.05 of those certain Restricted Stock Unit Award Agreements related to Executive's 2015 Restricted Stock Unit Award Grant Notice and 2018 Restricted Stock Unit Award Grant Notice (the "RSU Agreements").

In the event Executive is terminated with Cause under paragraph 2.b.viii below prior to the passage of six (6) months of the Severance Period, Executive will forfeit all then unvested RSUs.

In the event Executive is terminated with Cause under paragraph 2.b.viii below after the passage of six (6) months of the Severance Period but prior to the end of the Severance Period, ViewRay, pursuant to the above referenced authority in the RSU Agreements, agrees to vest Executive's then unvested RSUs prorated on a six-month basis up to the date of such termination, e.g. if such termination occurred three (3) months following the beginning of the second six (6) months of the Severance Period, the pro-rata amount would equal fifty percent (50%) of Executive’s then unvested RSUs.

In the event Executive resigns his or her employment during the Severance Period or is terminated without Cause, the vesting provisions of Section 6.2 under his Original Agreement shall govern the vesting of Executive’s RSUs (however, such provision shall be limited to RSU vesting and shall not pertain to vesting of any other form of equity grants made to Executive, e.g., incentive option awards).

iv.Stock Options, Equity Grants, and Merit Increases.  All of Executive's unvested stock options will be forfeited as of the date of the full execution of this Agreement.  Executive shall have one (1) year from his or her termination date, regardless of the timing of such termination during or at the conclusion of the Severance Period, to exercise Executive's vested stock options.  Additionally, subject to the provisions of paragraph 2.b.x below, Executive will not be eligible for either a 2020/2021 merit increase or ViewRay's Q1 Annual Equity Grant.

v.Benefits and COBRA.  Executive will remain eligible for all ViewRay benefits Executive was eligible to receive immediately prior to the full execution of this Amended Agreement.  Such benefits include, but are not limited to, ViewRay’s group health insurance plan.  Upon Executive's termination of employment, regardless of the timing of such termination during the Severance Period, to the extent Executive timely and properly elects health insurance continuation coverage under ViewRay’s group health insurance plan for Executive under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), ViewRay shall pay for the cost of the monthly COBRA premium for continuing health insurance coverage for Executive (the “COBRA Reimbursement”) until the earliest of: (i) twelve (12) months from Executive's termination date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage under ViewRay’s group health insurance plan; and (iii) the date on which Executive secures other employment.  If ViewRay’s making the COBRA payment under this paragraph would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this paragraph in a manner as is necessary to comply with the ACA.

vi.401k Contributions.  Executive may continue to contribute his or her own funds to his or her 401k plan during any period of continued employment during the Severance Period.  If ViewRay elects to reinstate the contribution matching program on or after January 1, 2021 or issues a make-up contribution for any lost matching contributions from 2020, Executive will benefit equally from such elections as all other ViewRay employees to the extent Executive remains employed when such elections go into effect.

vii.ViewRay's Without Cause Termination of Executive During Severance Period.  In the event Executive's employment is terminated during the Severance Period by ViewRay without Cause, Executive shall be entitled to receive the number of months of severance pay remaining in the Severance Period. For the sake of clarity, if ViewRay terminates Executive's employment after three (3) months of the Severance Period, Executive will be entitled to an additional nine (9) months of severance pay.  Similarly, if ViewRay terminates Executive's employment without Cause after nine (9) months of the Severance Period, Executive will be entitled to an additional three (3) months of severance pay.  All payments hereunder are subject to all applicable deductions and withholdings as required by federal, state, and local laws and Executive will receive such severance pay for the remainder of the Severance Period via ViewRay's regular bi-weekly pay schedule.

The following terms and conditions shall also apply in the event of ViewRay's without Cause termination of Executive during the Severance Period: (a) Executive will be eligible for the COBRA Reimbursement as set forth in paragraph 2.b.v above; (b) Executive will be eligible for his or her 2020 AIP or target bonus opportunity in accordance with Section 2.B.ii above (c) regardless of the timing of ViewRay's without Cause termination during the Severance Period, the vesting provisions of Section 6.2 under Executive’s Original Agreement shall govern the vesting of Executive’s RSUs (however, such provision shall be limited to RSU vesting and shall not pertain to vesting of any other form of equity grants made to Executive, e.g., incentive option awards); and (d) regardless of the timing of ViewRay's without Cause termination during the Severance Period, Executive shall have one (1) year from the termination date to exercise Executive's vested stock options.

viii.Executive's Resignation During Severance Period.  In the event Executive resigns his or her employment during the Severance Period with or without Good Reason, Executive shall be entitled to receive the remainder of his or her then unpaid severance allowance under the Original Agreement.  Executive was entitled to 12 months of severance pay under the Original Agreement.  For the avoidance of doubt, if Executive resigns his or her employment during the Severance Period after three (3) months of the Severance Period, Executive will be entitled to an additional nine (9) months of severance pay.  Similarly, if Executive resigns his or her employment during the Severance Period, after nine (9) months of the Severance Period, Executive will be entitled to an additional three (3) months of severance pay.  All payments hereunder are subject to all applicable deductions and withholdings as required by federal, state, and local laws and Executive will receive such severance pay for the remainder of the Severance Period via monthly installments.

In the event of Executive's resignation during the Severance Period: (a) Executive will be eligible for the COBRA Reimbursement as set forth in paragraph 2.b.v above.

In the event of Executive's resignation during the Severance Period Executive will be eligible for his or her 2020 AIP or target bonus opportunity in accordance with Section 2.B.ii above.

With regard to Executive's unvested RSUs, if Executive resigns prior to the passage of the Severance Period, the terms of Section 2.b.iii above shall apply; and regardless of the timing of Executive's resignation during the Severance Period, Executive shall have one (1) year from the termination date to exercise Executive's vested stock options.

ix.Change in Control During Severance Period.  In the event ViewRay closes a Change in Control transaction while Executive remains employed during the Severance Period, Executive shall have the option to either (a) remain subject to the terms and conditions of the Impacted Teammate Program under this Agreement or (b) revert to and become subject to the Change in Control termination and severance provisions as set forth in Executive's Original Agreement.

x.General Release of Claims.  As set forth in paragraph 1 above, ViewRay will provide Executive the Release, in the form attached hereto at Exhibit A, on the date of his or her termination, whenever the termination takes place either during the Severance Period or after the expiration of the Severance Period, and Executive will thereafter have the number of days set forth therein to consider and execute the Release.  Executive hereby acknowledges and agrees that his or her entitlement to the payments and benefits set forth in this paragraph 2 are fully contingent upon Executive's execution and non-revocation of the Release.  In the event Executive fails to execute the Release after the effective date of his or her termination, Executive will be required to immediately pay back and/or return all payments and benefits theretofore received as consideration under this Agreement and ViewRay will be thereafter relieved of any obligation to pay or provide any additional pay or benefits hereunder.

xi.Continued Employment After Severance Period.  In the event ViewRay offers to, and Executive accepts, continued employment to Executive after the expiration of the Severance Period, ViewRay will perform an individual assessment of Executive's forfeited compensation variables during the Severance Period.  Such an assessment may consider, amongst other things, (a) eligibility for a 2020/2021 merit increase (including a make-whole true-up), (b) applicable 2021 AIP participation, (c) 401k matching contribution true-up, (d) 2021 Annual Equity Grant participation and normal vesting thereunder, and (e) reinstatement of the terms and conditions of the Original Agreement.

Executive hereby acknowledges and agrees that his or her entitlement to the payments and benefits set forth in this paragraph 2 are fully contingent upon Executive’s execution and subsequent non-revocation of the RELEASE, a form of which is attached as Exhibit A hereto, after Executive’s effective termination date.

Except as expressly provided in this Agreement, or an accrued benefit to which Executive is already entitled, Executive will not receive any additional compensation, bonus, severance, commissions, or other benefits after the Separation Date.  Notwithstanding the foregoing, ViewRay will not oppose any application for unemployment insurance, although ViewRay will respond truthfully to any inquiries relating to such application. Further, nothing in this Agreement shall impact Executive’s rights to any vested retirement benefits. Executive acknowledges that payment of any amounts to, or on behalf of, Executive under this Agreement does not, in any way, extend the period of employment or continuous service beyond the last day of employment or confer any other rights or benefits other than what may be set forth expressly herein.

3.

Taxes and Indemnification.  Executive agrees to pay any and all taxes (other than payroll taxes) found to be owed from the Severance Package or other payments made pursuant to this Agreement and to indemnify and hold ViewRay harmless for any federal, state and local tax liability, including taxes, interest, penalties or the like, and required withholdings, which may be or is asserted against or imposed upon the Released Parties by any taxing authority based upon any amounts paid to Executive as a result of Executive's non-payment of taxes of such amounts for which Executive is legally responsible.  Executive understands and agrees that any necessary tax documentation may be filed by ViewRay with regard to any payments made pursuant to this Agreement.  Executive and ViewRay acknowledge that nothing herein shall constitute tax advice to the other Party.

4.	Confidentiality and Non-Solicitation.

a.Protection of Confidential and Proprietary Information.  The Executive agrees not to disclose, sell or transfer to any person, firm, corporation, association or other entity, at any time in the future, any confidential, proprietary and trade secret information concerning ViewRay or its affiliates, including, but not limited to any and all information regarding: (i) business plans and strategies; (ii) business contacts; (iii) research and development; (iv) computer programs, software, applications, directories, databases, passwords and access codes; (v) confidential personnel matters unrelated to wages, hours, or other terms and conditions of employment; (vi) operation methods and information, and accounting, financial and planning techniques; (vii) operating, administrative and training materials; (viii) marketing and sales strategies, materials and information; and (ix) any other trade secret or non-public financial, licensing, or marketing information relating to ViewRay or its affiliates (collectively, “confidential and/or proprietary information”).  The Executive also agrees not to use, at any time in the future, any confidential and/or proprietary information of ViewRay or its affiliates for her own purposes and/or benefit, whether for personal or business reasons. Further, whether or not the Executive signs this Agreement, and notwithstanding the Executive’s separation from employment, the Executive agrees to abide by all of ViewRay’s policies, rules and procedures that relate to the protection of confidential and/or proprietary information and hereby affirms and acknowledges he or she remains subject and bound by the terms and conditions of that certain Employee Confidential Information and Invention Assignment Agreement dated July 22, 2018 by and between Executive and ViewRay ("Confidentiality Agreement").  The Executive agrees that ViewRay’ confidential and/or proprietary information is: (a) is valuable, special and a unique asset of ViewRay; (b) provides ViewRay with a substantial competitive advantage; and (c) is a legitimate business interest justifying the need for the restrictions in this paragraph.

b.           Federal Defend Trade Secrets Act Notice. The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Should the Executive file a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

c.        Non-Solicitation.  In order to assure the protection of the ViewRay's confidential and/or proprietary information (which, by definition above, includes ViewRay's trade secrets), for a period of one (1) year following Executive's termination date, Executive shall refrain from the following:

i.inducing or attempting to induce any of ViewRay's clients, customers, distributors or suppliers to reduce the level of business with or to cease or refrain from doing business with ViewRay, or in any way materially interfere with relationships between ViewRay and any such client, customer, distributor or supplier;

ii.inducing, attempting to induce, or proselyting for hire or any other purpose, any of ViewRay's employees or agents, and shall not attempt to alienate any such persons from ViewRay, or otherwise attempt to interfere, to ViewRay's detriment, with the relationship between ViewRay and such person; or

iii.interfering with any contracts or business relationships or prospective business relationships between ViewRay and any third party, including without limitation, third-party vendors, suppliers and distributors.

Executive shall retain the right to use his or her knowledge for his or her own benefit, including but not limited to working with contacts, consultants, or people met during the course of employment and engaging in employment in a similar industry, without disclosing ViewRay's confidential and/or proprietary information.

d.Return of Confidential and/or Proprietary Information.  On or immediately following the Separation Date, the Executive shall return to ViewRay all documents reflecting confidential and/or proprietary information belonging to ViewRay which are in the Executive’s possession or under the Executive’s control and shall not retain any copies or other reproductions, or extracts thereof, whether paper or electronic, thereafter.

e.         Confidentiality of Agreement.  The Executive agrees not to disclose at any time in the future any of the terms of this Agreement, except that the Executive may disclose the terms of this Agreement: (i) as may be required by law; (ii) to any taxing authority, such as the IRS; (iii) to a court of competent jurisdiction for purposes of enforcement of, or for demonstrating a breach of this Agreement; and, (iv) to the Executive’s spouse, attorney and/or tax and financial advisors, provided that the individual first agrees to keep this information confidential.  The Executive acknowledges and agrees that any other disclosure regarding the terms of this Agreement would constitute a material breach of the Agreement.

f.       Response to Subpoenas.  If the Executive is compelled by legal subpoena or court order to provide information covered by this paragraph 4, prior to such disclosure, the Executive will immediately provide a copy of such judicial order or subpoena, by hand delivery and/or E-mail, to ViewRay, General Counsel, Email: legalteam@viewray.com.  The Executive agrees to provide ViewRay with a reasonable opportunity to intervene to assert what rights it may have to non-disclosure, prior to any response to the order or subpoena.  However, nothing in this paragraph is intended to, nor should be construed to limit the Executive’s rights as outlined in paragraph 7 below.

5.

Non-Disparagement.  The Parties agree and warrant that at no time in the future will any of them make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions which in any way disparage or defame the other, including any of the Released Parties (as defined in the Release), or in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions by anyone else, including but not limited to other current or former executives of ViewRay (except as outlined in paragraph 7 below).

6.

Incitement of Claims.  The Executive also agrees that the Executive will not encourage or incite any person including, but not limited to, other current or former Executives of ViewRay, to assert any complaint or claim in federal or state court against ViewRay or any of the Released Parties (except as outlined in paragraph 7 below).

7.

Non-Interference.  Notwithstanding paragraphs 4, 5, and 6 above, nothing in this Agreement shall be construed to prohibit the Executive from: (i) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; (ii)  reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or (iii) making other disclosures that are protected under whistleblower provisions of any law, rule or regulation.  Notwithstanding the foregoing, by signing this Agreement and subsequently signing the Release, a form of which is attached as Exhibit A, the Executive acknowledges and agrees that the Executive waives not only the Executive’s right to recover money or any other relief in any action the Executive might commence against ViewRay or any of the Released Parties with respect to the claims released in paragraph 2 of the Release, but also the Executive’s right to recovery in any such action brought against ViewRay or any of the Released Parties by any government agency or other party, whether brought on the Executive’s behalf or otherwise.

8.

Breach.  The Executive acknowledges that if the Executive materially breaches any provision of this Agreement or the Release and/or commences a suit or action in contravention of this Agreement (except as outlined in paragraph 7 above) or the Release, ViewRay’s obligations to pay the Severance Package shall immediately cease and ViewRay shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to the Executive under this Agreement.  Further, nothing in this Agreement shall prevent ViewRay from pursuing an injunction to enforce the provisions of paragraphs 4, 5, and 6 above.  However, nothing in this paragraph regarding the return of monies is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

9.

Non-Admission.  The Parties understand that the Severance Package and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any entity or any person.

10.

Severability.  If any provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

11.

Complete Agreement.  Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the Parties.  The Parties agree that this Agreement sets forth all of the promises and Agreements between them concerning the subject matter and that this Agreement supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, regarding the subject matter, with the exception of the Confidentiality Agreement and any other restrictive covenant agreement(s) by and between Executive and ViewRay.

12.	Sufficiency of Consideration. Executive agrees that the Severance Package is made in exchange for, and constitutes good and valuable consideration for Executive's execution of this Agreement.
13.

Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, ViewRay makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall ViewRay be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

14.

Excess Parachute Payments.  In the event that: (i) any amount or benefit paid or distributed to you pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to you (collectively, the “Covered Payments”), are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed (the “Excise Tax”), and (ii) it would be economically advantageous to you to reduce such Covered Payments to avoid imposition of the Excise Tax, the Covered Payments shall be reduced to an amount which maximizes the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code or any successor provision of the Code) of the Covered Payments without causing the Covered Payments to be subject to the Excise Tax. The reduction described herein shall only be made if the net after-tax amount to be received by you after giving effect to the reduction will be greater than the net after-tax amount that would be received by you without the reduction. You shall in your sole discretion determine which and how much of the Covered Payments shall be eliminated or reduced consistent with the requirements of this paragraph.
15.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.
16.

Enforcement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.  If either party breaches this Agreement or any dispute arises out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels.  THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION.  However, nothing in this paragraph is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

17.

Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement.

18.

Integration.  Executive hereby acknowledges that this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings among Executive, ViewRay and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination and benefits of Executive, with the exception of the Original Agreement (to the extent contemplated herein, the Confidentiality Agreement, the Indemnification Agreement between Executive and ViewRay with an effective date of July 22, 2018, and any other restrictive covenant agreement(s) by and between Executive and ViewRay.

19.	Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Agreement and that this Agreement shall not be construed against the drafter.

20.	Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
21.

Electronic Transmissions and Counterparts.  This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

[Signature page to follow]

Executive acknowledges that he/she has read and understands the contents of this Agreement, that he/she has received a copy of it and agrees to be bound by it.

EXECUTIVE:

________________________________

Date:  ___________________________

VIEWRAY, INC.

By:  ____________________________

Its:   ____________________________

________________________________

Date:  __________________________

Annex A

“Cause” means:

(a)Executive’s willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b)Executive’s willful failure to comply with any valid and legal directive of the person or entity to whom you report;

(c)Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to ViewRay or its affiliates;

(d)Executive’s embezzlement, misappropriation or fraud, related to Executive’s employment with ViewRay;

(e)Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Executive’s ability to perform services for ViewRay or results in material reputational or financial harm to ViewRay or its affiliates; or

(f)Executive’s violation of a material policy of ViewRay.

For purposes of this definition, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of ViewRay.

“Change in Control” shall mean: (i) a sale of all or substantially all of the assets of ViewRay and its subsidiaries taken as a whole or (ii) a merger, consolidation or other similar business combination involving ViewRay, if, upon completion of such transaction the beneficial owners of voting equity securities of ViewRay immediately prior to the transaction beneficially own less than fifty percent of the successor entity’s voting equity securities; provided, that “Change of Control” shall not include a transaction where the consideration received or retained by the holders of the then outstanding capital stock of ViewRay does not consist primarily of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”), or any successor statute and/or (iii) securities for which ViewRay or any other issuer thereof has agreed, including pursuant to a demand, to file a registration statement within ninety days of completion of the transaction for resale to the public pursuant to the Securities Act.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the eighteen (18) month anniversary of the occurrence of the Change in Control. The Covered Period shall also include the ninety (90) day period before the occurrence of the Change in Control.

“Good Reason” means:

(a)a reduction in Executive’s base salary;

(b)a reduction in Executive’s target annual bonus opportunity;

(c)a relocation of Executive’s principal place of employment by more than fifty (50) miles;

(d)ViewRay’s failure to obtain an agreement from any successor to assume and agree to perform the obligations in the same manner and to the same extent that ViewRay would be required to perform, except where such assumption occurs by operation of law; or

(e)a material, adverse change in Executive’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law).

“Qualifying Termination” means the termination of Executive’s employment during the Covered Period either:

(a)by ViewRay without Cause; or

(b)by Executive for Good Reason.

A Qualifying Termination that occurs during the ninety (90) day period before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of this Agreement.

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”), dated as of _________ __,  20__, is entered into between ViewRay, Inc., a Delaware Corporation., together with its existing and future subsidiaries and controlled affiliates (“ViewRay”), and ________________ (“Executive”) (collectively, the “Parties”).  Unless otherwise defined herein, any capitalized terms used in this Release shall have the meaning set forth in the Amended and Restated Confidential Separation Agreement ("Agreement").

The Parties agree as follows:

1.

Separation of Employment.  Executive hereby acknowledges that Executive’s employment with ViewRay is terminated effective _______ ___, 20__ (the “Separation Date”).  Regardless of whether Executive enters into this Release, ViewRay will pay Executive all accrued wages, earned and current-year accrued but unused paid time off, through and including the Separation Date, less applicable holdings, in accordance with ViewRay’s regular payroll practices or earlier when required by applicable state law.

2.

Release.  In exchange for the Severance Package (as defined in the Agreement), Executive and Executive’s representatives, heirs, successors and assigns do hereby completely release and forever discharge ViewRay and any present or past affiliates of ViewRay, and its and their present and former shareholders, officers, directors, members, agents, Executives, attorneys, insurers, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Executive may now have or has ever had.  This release of claims includes, but is not limited to, all claims arising out of Executive’s employment at ViewRay and the termination of that employment, or the failure/refusal of any Released Party hiring Executive, whether based on tort, contract (expressed or implied), or any federal, state, or local law, statute, or regulation (collectively, Released Claims”).  By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988); the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily); the Equal Pay Act; the Occupational Safety and Health Act; the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act of 2008; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Executive Retirement Income Security Act (other than claims with regard to vested benefits); the Contract Work Hours and Safety Standards Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. section 1981; and any state or local statute, rule or regulation governing the employment relationship.  This release further includes, any claims asserting breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud or other tort claims, defamation, invasion of privacy, claims related to disability, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, vacation, penalties and any other claims arising under or related to laws or regulations relating to employment.  Executive likewise releases the Released Parties for any and all obligations for attorneys' fees, paralegals’ fees, and costs incurred in regard to the above claims, or otherwise.  Executive further agrees that if any such claim is prosecuted in Executive’s name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit.  Notwithstanding the foregoing, Released Claims shall not include any workers’ compensation benefits, other claims which cannot be waived as a matter of law, or Executive’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to the Separation Date with regard to his service as an officer of ViewRay or Executive's rights as a stockholder of ViewRay. This releases all waivable claims, including those of which Executive is not aware and those not specifically mentioned in this Release.  This Release applies to all claims resulting from anything that has happened up through the date Executive signs this Release.  Executive understands that this Release does not waive rights or claims that may arise after the date that this Release is executed.

3.

Waiver of Age Discrimination Claims.  Executive understands and agrees that, by entering into this Release, (i) Executive is waiving any rights or claims Executive might have under the ADEA; (ii) Executive has received consideration beyond that to which Executive was previously entitled; (iii) Executive has been and hereby is advised in writing to consult with an attorney before signing this Release; (iv) Executive has not relied on any statement or promises by anyone other than those contained in the written terms of this Release, and that Executive has entered into this Release knowingly without reliance upon any other representation, promise, or inducement that is not set forth herein; (v) Executive has been offered the opportunity to evaluate the terms of this Release for not less than twenty-one (21) days prior to Executive’s execution of the Release, although Executive may choose to execute this Release sooner; and (vi) Executive has a period of seven (7) days following Executive’s execution of this Release in which Executive may revoke this Release (the “Revocation Period”).  The Parties agree that any material or non-material changes made to this Release after Executive receives this Release do not restart the running of the 21-day period in which Executive may review this Release prior to signing this Release.  Executive may revoke this Release by notifying ViewRay in writing of Executive’s decision to revoke to General Counsel via email at legalteam@viewray.com prior to the expiration of the Revocation Period, with the original of the revocation sent via U.S. Mail to ViewRay, Inc., Attn: General Counsel, 1595 Wynkoop St., Ste. 900, Denver, CO, 80202.  This Release shall become enforceable on the eighth day after the Executive signs and delivers this Release to ViewRay, provided Executive does not revoke or otherwise breach Executive’s obligations hereunder prior to such time (the “Effective Date”).

4.

Executive Representations.  Executive represents and warrants that Executive (i) has been paid all compensation owed (including, but not limited to, overtime and bonus compensation) and for all hours worked; (ii) has received all the leave and leave benefits and protections for which Executive was eligible, pursuant to the Family and Medical Leave Act or otherwise, and (iii) has not suffered any on-the-job injury for which Executive has not already filed a claim.

5.

General Releases Extend to Both Known and Unknown, Suspected and Unsuspected Claims (Applicable to California Executives Only).  Executive acknowledges that he or she has read and fully understands the provisions of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive intends the releases set forth in this Release to include all claims encompassed by paragraph 2, whether known and/or unknown, to waive and relinquish every right or benefit he or she has, had, or may have under California Civil Code section 1542, and intend his or her release to extend to, and include without limitation all claims which are presently unknown, unanticipated and/or unsuspected.

Executive further acknowledges and agrees that California Labor Code section 206.5 is not applicable to the resolution of this matter.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.

In connection with the foregoing, Executive acknowledges, agrees, represents and warrants that, at all times relevant to Executive's employment with ViewRay, Executive has been fully and properly paid for all time worked, or there is otherwise a genuine, reasonable, and good faith dispute between the parties with respect to same, and that, by this Release, Executive is releasing any claim to entitlement for any recovery of any nature whatsoever arising out of any such claim.

6.

Non-Interference.  Nothing in this Release shall be construed to prohibit the Executive from: (i) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; (ii)  reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or (iii) making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Notwithstanding the foregoing, by signing this Release, the Executive acknowledges and agrees that the Executive waives not only the Executive’s right to recover money or any other relief in any action the Executive might commence against ViewRay or any of the Released Parties with respect to the claims released in paragraph 2 above, but also the Executive’s right to recovery in any such action brought against ViewRay or any of the Released Parties by any government agency or other party, whether brought on the Executive’s behalf or otherwise.

7.

No Claims Filed.  Executive affirms that Executive has not filed, has not caused to be filed, and is not presently party to, any claims, causes of action, lawsuits or arbitrations against any of the Released Parties in any forum. Executive’s representation to same constitutes a material inducement for ViewRay entering into this Release.  In the event that Executive has filed such a claim or cause of action, it will be considered a material breach of the terms of this Release.

8.

Acknowledgment.  The Executive acknowledges that the Executive has been advised in writing to consult with an attorney before signing this Release and that the Executive has been afforded the opportunity to consider the terms of this Release and incorporated waiver of claims for a period of twenty-one (21) days prior to its execution.  The Executive acknowledges that no representation, promise or inducement has been made other than as set forth in this Release, and that the Executive enters into this Release without reliance upon any representation, promise or inducement not set forth herein.  The Executive acknowledges and represents that the Executive assumes the risk for any mistake of fact now known or unknown, and that the Executive understands and acknowledges the significance and consequences of this Release.  The Executive further acknowledges that the Executive has read this Release in its entirety; that the Executive fully understands all of the terms of the Release and their significance; and that the Executive has signed the Release voluntarily and of the Executive’s own free will.  The Executive further affirms that, upon receipt of her final paycheck on _____________, the Executive will have been paid and/or have received all leave (paid or unpaid), base salary, bonuses, and all other compensation and benefits to which the

Executive may have been entitled from ViewRay through the Separation Date.  The Executive further and specifically affirms that the Executive has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not suffered any workplace injuries.

9.

Fiduciary Obligations/Cooperation: This Release in no way relieves the Executive of any fiduciary obligations the Executive may owe to ViewRay.  The Executive agrees to cooperate with ViewRay in any investigations, defenses to claims, prosecution of claims, depositions, court appearances and all other inquiries of the Executive which relate to services that the Executive performed for ViewRay.

10.

Breach.  The Executive acknowledges that if the Executive materially breaches or threatens to materially breach any provision of this Release and/or commences a suit or action in contravention of this Release (except as outlined in paragraph 6 above), ViewRay’s obligations to pay the Severance Package pursuant to the Agreement shall immediately cease and ViewRay shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to the Executive under the Agreement.  Nothing in this paragraph regarding the return of monies is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

11.

Non-Admission.  The Parties understand that the entering into this Release, the Severance Package provided under the Agreement and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any entity or any person.

12.

Severability.  If any provisions in this Release, other than the waiver and release provisions in paragraph 2, are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

13.

Transfer of Claims.  Executive represents and warrants that Executive has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claims released herein.  Executive agrees to indemnify and hold the Released Parties harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys' fees, paralegals' fees and costs, at all levels), causes of action or judgments based on or arising out of any such assignment or transfer.  Executive further warrants that there is nothing that would prohibit Executive from entering into this Release.

14.	Binding Effect. This Release shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.
15.

Enforcement.  This Release shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.  If either party breaches this Release or any dispute arises out of or relating to this Release, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels.  THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION.  However, nothing in this paragraph is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

16.

Interpretation.  This Release shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party.  By way of example and not in limitation, this Release shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Release.

17.	Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Release and that this Release shall not be construed against the drafter.

18.	Headings. The headings contained in the Release are for reference purposes only and shall not in any way affect the meaning or interpretation of this Release.
19.

Electronic Transmissions and Counterparts.  This Release may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Release, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

20.

Representation by Counsel.  The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Release, (ii) they have read and understand the Release and they are fully aware of its legal effect; and (iii) they are entering into this Release freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Party, other than those contained in this Release.

21.

Acceptance.   To accept this Release, Executive must sign and date below and return an original copy to ViewRay within 21 days at the following address: Attn: General Counsel, 1595 Wynkoop St., Ste. 900, Denver, CO, 80202.

22.

Right of Revocation/Effective Date:  The Executive has the right to revoke this Release within seven (7) days after the Executive’s execution of this Release by giving notice in writing of such revocation to ViewRay, Attention: General Counsel, Email: legalteam@viewray.com. As such, the Release shall not become effective until the Effective Date.  In the event that the Executive revokes this Release prior to the Effective Date, this Release, and the promises contained therein, shall automatically be deemed null and void.

The Executive represents and warrants that the Executive has read this Release in its entirety, has been offered a period of twenty-one (21) days to review this Release and incorporated release prior to its execution, and has been advised in writing herein to consult with counsel.  The Executive further represents and warrants that the Executive is of sound mind and fully understands and voluntarily assents to all of the terms of the Release.

EXECUTIVE: ________________________________ Date: ___________________________	VIEWRAY, INC. By: ____________________________ Its: ____________________________ Date: __________________________